Filed pursuant to Rule 424(b)(2)
                                                          SEC File No. 333-64734


                                   PROSPECTUS

                             ABLE LABORATORIES, INC.

                                26,000,000 SHARES
                                  COMMON STOCK

      The selling stockholders are offering up to 26,000,000 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

      The selling stockholders may sell these shares from time to time in the over-the-counter market, on the Boston Stock Exchange, or otherwise.

      Able's common stock is traded on the Boston Stock Exchange under the symbol "AAB" and quoted on the OTC Bulletin Board under the symbol "ABRX." The last reported sale price of the common stock on the OTC Bulletin Board on August 30, 2001 was approximately $.50 per share.

                   -----------------------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                   -----------------------------------------

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               The date of this prospectus is September 10, 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


                   -----------------------------------------
                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Summary....................................................................   3
Risk Factors...............................................................   6
Forward-Looking Statements.................................................  11
Use of Proceeds............................................................  11
Dividend Policy............................................................  11
Selling Stockholders.......................................................  12
Plan of Distribution.......................................................  15
Legal Matters..............................................................  16
Experts....................................................................  16
Disclosure of SEC Position on Indemnification for Securities
   Act Liabilities ........................................................  16
Where You Can Find More Information........................................  16

       We own or have rights to various trademarks and trade names used in our business. These include ABLE and others. This prospectus also refers to trademarks and trade names of other companies.

                                    SUMMARY

       BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

                                ABLE LABORATORIES

INTRODUCTION:       Formerly known as "DynaGen, Inc.," we develop and
                    manufacture generic drugs. Generic drugs compete with brand-name drugs for which patent protection or other government-mandated market exclusivity has expired. Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They are required to meet the same governmental standards as the brand-name drugs they replace, and they must meet all FDA guidelines. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents.
                    We estimate that the U.S. market for generic drugs approximates $13 billion in annual sales. This market has grown due to a number of factors, including:

                      o a significant number of widely-prescribed brand-name drugs are at or near the end of their period of patent protection, making it permissible for generic manufacturers to produce and market competing generic drugs;

                      o managed care organizations, which prefer lower-cost generics to brand-name products, are capturing a greater share of the healthcare market; and

                      o physicians, pharmacists and consumers increasingly accept generic drugs as an alternative to brand-name drugs.

OUR BUSINESS:       We currently focus our efforts on the manufacturing of
                    generic drugs. We acquired our 46,000-square foot tablet and suppository manufacturing facility in South Plainfield, New
                    Jersey, in August 1996.

                    We recently sold our distribution subsidiaries. On February 23, 2001 we sold our Superior Pharmaceutical Company subsidiary. Also, we sold our Generic Distributors Incorporated subsidiary on December 29, 2000. These transactions are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2000, including the financial statements and notes thereto, which report is incorporated into this registration statement by reference. See "Where You can Find More Information."

                    On May 18, 2001 we changed our corporate name from "DynaGen, Inc." to "Able Laboratories, Inc."

OUR ADDRESS:        Our corporate headquarters is located at 200 Highland
                    Avenue, Suite 301, Needham, MA 02494. The telephone number at our corporate office is (781) 449-4926, and the facsimile number is (781) 449-5190.

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

SPECIAL
CONSIDERATIONS
AND RISK FACTORS:   An investment in our common stock involves substantial
                    risks. In the section of this prospectus entitled "Risk
                    Factors," beginning on page 6, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock. There are two specific factors to which we want to draw your attention:

                      o our independent auditors, in their opinion on our financial statements as of December 31, 2000 and for the year then ended, expressed substantial doubt as to our ability to continue as a going concern; and

                      o we need significant additional financing to continue operations.

                                  THE OFFERING

COMMON STOCK
OFFERED: All of the 26,000,000 shares offered by this prospectus are being sold by the selling stockholders. Of the 26,000,000 shares offered by this prospectus, 24,000,000 shares may be offered by selling stockholders who hold shares of Series O Preferred Stock which they acquired in private investment transactions in February 2001 and June 2001.

                    Upon conversion of the Series O Preferred Stock into shares of common stock, we will experience substantial dilution of our common stock. We are issuing the common stock upon conversion of the Series O Preferred Stock at a substantial discount.

                    Holders of the Series O Preferred Stock have the right, by converting their shares of preferred stock into shares of common stock, to acquire our common stock at the lesser of
                    (i) $.35 and (ii) 75% of the market price of the common stock, or 70% of the market price of the common stock if they convert the shares of Series O Preferred Stock after holding the shares for at least 150 days. Because the conversion price of the preferred stock is based on the market price of our common stock, the number of shares of common stock issuable upon conversion of the preferred stock will fluctuate due to changes in the market price of our common stock. A reduction of the market price of our common stock would require us to issue a larger number of shares of our common stock upon conversion of the preferred stock. This in turn may require us to register additional shares of common stock to effect the conversion of all the outstanding shares of preferred stock. If a large number of shares of common stock are issued upon conversion of the preferred stock and then resold, the additional number of shares available for sale in the public market could further reduce the market price of our common stock.

                    We are currently obligated to issue a large number of shares of common stock upon conversion of outstanding convertible securities, including the Series O Preferred Stock. If all of the holders of these convertible securities exercised their rights to acquire common stock, due to the conversion terms of our preferred stock, we may not have enough shares of authorized common stock to issue to the holders. If we are unable to meet our obligations to issue additional shares of common stock, we would face material adverse consequences. See "Risk Factors -- We May Not Have a Sufficient Number of Shares of Authorized Common Stock to Convert All of Our Outstanding Convertible Securities."

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

USE OF PROCEEDS:    We will not receive any of the proceeds from sales of shares by the selling stockholders.

SERIES O PREFERRED
STOCK: Our Series O Preferred Stock is convertible, from time to time, into shares of our common stock at a conversion price based on the market price of our common stock at a time preceding the conversion. Accordingly, the number of shares of our common stock that may be issued upon conversion of the Series O Preferred Stock will fluctuate based on changes in the market price of our common stock. The holders of our Series O Preferred Stock have the right to convert the Series O Preferred Stock into common stock at the lesser of
                    (i) $.35 and (ii) 75% of the average of the three lowest closing bid prices for our common stock during the ten trading days immediately preceding the date the holder notifies us that it is converting the preferred stock. The conversion rate is decreased to 70% of the market price of the common stock if the holders convert the shares of Series O Preferred Stock after holding the shares for at least 150 days. Each share of Series O Preferred Stock converts into a number of shares of common stock equal to $100 (the purchase price of a share of Series O Preferred Stock) divided by the conversion price of the common stock.

                    The terms of the Series O Preferred Stock preclude the holder from converting the Series O Preferred Stock if the conversion would result in such holder becoming the beneficial owner of more than 4.999% percent of the outstanding shares of our common stock. The holder may waive this restriction upon 61 days prior notice to us. The 4.999% conversion restriction does not limit the number of shares the holder may convert and sell; it only prevents the holder from owning more than 4.999% of our outstanding common stock at any given time. A holder may convert and sell any number of shares of common stock in multiple transactions over time.

                    To the extent shares of our common stock are issued upon conversion and then resold into the market, the additional number of shares available for sale in the public market could reduce the market price of our common stock. In addition, the possibility of dilution and a decreased market price could inhibit our opportunities to obtain additional public or private financing when and if needed or on terms acceptable to us.

                                  RISK FACTORS

       BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

       IF WE CONTINUE TO INCUR LOSSES, THEN THE VALUE OF OUR COMMON STOCK WILL LIKELY DECLINE

       We have incurred operating losses in every operating period since our inception. We had an accumulated deficit of $69,355,260 as of June 30, 2001. We incurred a net loss of $8,451,651 in the year ended December 31, 2000 and a net loss of $2,598,738 in the six months ended June 30, 2001. We anticipate future losses, and we can give no assurance that we will ever generate substantial revenues from our business, or achieve profitability. If we continue to incur operating losses, then the value of our common stock will likely decline and you could lose your investment.

       Our losses have resulted principally from expenses we incurred in research and development activities, and from general and administrative costs associated with our development efforts. We have incurred operating losses, primarily because our revenues have not equaled our expenses. To continue development of our current and proposed products, we will need to expend substantial additional resources to conduct further product development and to establish and expand our manufacturing, sales, marketing, regulatory and administrative capabilities. Therefore, we may incur substantial operating losses over the next several years as we expand our product programs and commence marketing efforts.

       THE TERMS OF OUR SERIES O PREFERRED STOCK MAY DISCOURAGE OUTSIDE INVESTMENT AND COULD IMPAIR OUR ABILITY TO SECURE ADDITIONAL FINANCING.

       The terms of our Series O Preferred Stock, as well as the terms of our other outstanding series of preferred stock, which allow the holders of the preferred stock to purchase shares of common stock at a discount from the market price of the common stock, may discourage outside investment and could impair our ability to secure additional financing. If we are unable to secure additional financing, we may have to curtail or suspend our research and development activities and other business activities. If that happens, you could lose your entire investment. Our independent auditors issued an opinion on our financial statements as of December 31, 2000 and for the year then ended which included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The reasons cited by the independent auditors include the following:

          o we have incurred recurring losses from operations resulting in a working capital deficiency and a stockholders' deficit at December 31, 2000; and

          o we have defaulted on conditions placed upon us by our bank and other lenders.

       WE FACE INTENSE COMPETITION FROM OTHER MANUFACTURERS OF GENERIC DRUGS

       In order to succeed in the generic drug business, we need to achieve a significant share of the market for each generic drug we market. The generic drug manufacturing and distribution business is highly competitive. We compete with several companies that are better capitalized than we are and that have financial and human resources significantly greater than ours. Because we manufacture generic drugs, our products by their very nature are chemically and biologically equivalent to the products of our larger and profitable competitors. Also, we believe that, as a rule, the first one or two companies to bring a generic alternative to the market will capture the highest market share for that product. These larger companies, with their greater resources, could bring products to market before us, and could capture a significant share of the market at our expense.

       IF THE BOSTON STOCK EXCHANGE DELISTS OUR COMMON STOCK, WE WILL HAVE GREATER DIFFICULTY RAISING THE CAPITAL WE NEED TO CONTINUE OPERATIONS

       Our common stock has been delisted from the Nasdaq Stock Market and is listed on the Boston Stock Exchange. The common stock is also quoted on the OTC Bulletin Board. If the common stock was delisted by the Boston Stock Exchange, then public perception of the value of the common stock could be materially adversely affected. You could lose your investment and we could face greater difficulty raising capital necessary for our continued operations.

       We received a notice from the Boston Stock Exchange on May 11, 2001 informing us that as of December 31, 2000 our common stock did not meet the requirements for continued listing. The minimum requirements for continued listing on the Boston Stock Exchange are:

          o    total assets of at least $1,000,000;
          o at least 150,000 publicly-held shares of stock, that is shares held by persons other than affiliates of Able Laboratories;
          o market value of the publicly-held shares of stock must be at least $500,000;
          o    at least 250 beneficial holders of the stock; and
          o    stockholders' equity of at least $500,000.

      On May 25, 2001, we advised the Boston Stock Exchange that as of March 31, 2001 our stockholders' equity was $2,122,980 and as of that date we met the requirements for continued listing. Our common stock remains listed on the Boston Stock Exchange. Our common stock could face delisting action again, however, if we do not maintain the minimum stockholders' equity or satisfy other listing requirements. The terms of our preferred stock, and the potential negative effect of conversion of a large number of shares of preferred stock on the market price of our common stock, could make it more difficult for us to raise, on satisfactory terms, additional equity that may be necessary to remain listed on the Boston Stock Exchange. See "We Are Obligated to Issue a Large Number of Shares of Common Stock at Prices Lower than Market Value."

       YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT

      If you purchase shares of our common stock offered by this prospectus, you will experience immediate and substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. The net tangible book value attributable to the common stock is negative, as of June 30, 2001. This is due, in large part, to the fact that investors in our preferred stock are entitled to be paid a preferential distribution of assets in a liquidation before holders of our common stock receive any payment. If we incur additional losses, then the net tangible book value attributable to the common stock will be further reduced. The dilutive effect would be reduced as the preferred stock is converted into common stock. However, we can give no assurance that the preferred stock will be converted, or that you would receive any return on your investment in a liquidation of Able.

       IF OUR COMMON STOCK BECOMES SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE GREATER DIFFICULTY SELLING YOUR SHARES

      The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has

          o net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

          o net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

          o average annual revenue of at least $6,000,000 for the last three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

       If our common stock is delisted from the Boston Stock Exchange, then trading in the common stock could become covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it more difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

       WE ARE OBLIGATED TO ISSUE A LARGE NUMBER OF SHARES OF COMMON STOCK AT PRICES LOWER THAN MARKET VALUE

      We are obligated to issue a large number of shares of common stock at prices lower than market value. Therefore, our common stock could lose value if a large number of shares are issued into the market. As of August 22, 2001, 138,120,078 shares of common stock were issued and outstanding. We have also issued a large number of securities, such as options, warrants, convertible preferred stock and convertible notes, that are convertible by their holders into shares of common stock. As of August 22, 2001, we were obligated to issue up to approximately 107,000,000 additional shares of common stock upon the conversion or exercise of convertible securities, warrants and options; this number includes 11,113,342 shares issuable upon conversion of the Series O Preferred Stock at a hypothetical market price of $.38 per share and 35,015,000 shares of common stock issuable pursuant to options granted to our employees, officers, directors and consultants. A greater number of shares would be issuable upon conversion of the Series O Preferred Stock at a lower conversion price. See "Conversion of the Series O Preferred Stock May Reduce the Market Price and Dilute the Relative Voting Power of Our Outstanding Common Stock", below. The holders of these convertible securities likely would only exercise their rights to acquire common stock at times when the exercise price is lower than the price at which they could buy the common stock on the open market. Because we would likely receive less than current market price for any shares of common stock issued upon exercise of options and warrants, the exercise of a large number of these convertible securities could reduce the per-share market price of common stock held by existing investors. Also, the exercise of a large number of convertible securities could limit our ability to obtain additional equity capital by selling common stock. In all likelihood, we would be able to sell shares of common stock elsewhere on more favorable terms at the time the holders of convertible securities chose to exercise their rights.

       CONVERSION OF THE SERIES O PREFERRED STOCK MAY REDUCE THE MARKET PRICE AND DILUTE THE RELATIVE VOTING POWER OF OUR OUTSTANDING COMMON STOCK.

      The conversion of the Series O Preferred Stock, as well as the conversion of certain of our other outstanding series of convertible preferred stock, may result in substantial dilution to the equity interests of current holders of our common stock. Specifically, the issuance of a significant amount of additional shares of our common stock would result in a decrease of the relative voting power of holders of our common stock that was issued and outstanding prior to the conversion of the preferred stock. In addition, the availability for public resale of a large number of shares of our common stock following the conversion of our convertible

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

preferred stock may depress the prevailing market price of our common stock. Even before the time the preferred stock is actually converted, the existence of our obligation to issue a large number of shares of common stock upon the conversion of our preferred stock at below-market prices, and the perception that this could cause an oversupply of common stock that exceeds the demand for the common stock in the market, could depress the market price of our common stock.

      Specifically, the terms of our Series O Preferred Stock, as well as the terms of certain of our other outstanding series of preferred stock, allow the holders to purchase shares of common stock upon conversion of the preferred stock at the lesser of (i)$.35 and (ii) 75% of the market price of the common stock, or 70% of the market price of the common stock if the holders convert the shares of Series O Preferred Stock after holding the shares for at least 150 days. If Kenilworth LLC and Endeavour Capital, each a holder of Series O Preferred Stock, converted all shares of Series O Preferred Stock held by them as of August 22, 2001 at a price of $.38 per share, each holder would own approximately 4.9% and 2.5% respectively of the outstanding shares of common stock, not including any other shares of capital stock held by such holders. The following table illustrates the number of shares of common stock that would be issuable as of August 22, 2001, assuming that all the outstanding shares of Series O Preferred Stock were converted and further assuming that the per share market price at the time of such conversion was the amount listed in the first column of the following table. The table excludes the effect of shares of common stock issuable upon payment of accrued dividends on the Series O Preferred Stock.

 ------------  ------------------  ------------------------  -----------------
                                    SHARES OF COMMON STOCK
                  COMMON STOCK     ISSUABLE UPON CONVERSION     COMMON STOCK
 HYPOTHETICAL  OUTSTANDING BEFORE    OF SERIES O PREFERRED   OUTSTANDING AFTER
 MARKET PRICE      CONVERSION                STOCK               CONVERSION
 ------------  ------------------  ------------------------  -----------------
     $.38          138,120,078             11,113,342            149,233,420
 ------------  ------------------  ------------------------  -----------------
     $.28          138,120,078             15,082,393            153,202,471
 ------------  ------------------  ------------------------  -----------------
    $.225          138,120,078             18,769,200            156,889,278
 ------------  ------------------  ------------------------  -----------------
     $.15          138,120,078             28,153,800            166,273,878
 ------------  ------------------  ------------------------  -----------------
    $.075          138,120,078             56,307,600            194,427,678
 ------------  ------------------  ------------------------  -----------------

      A DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK WOULD INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE PREFERRED STOCK AND WOULD COMPOUND THE RISKS OF DILUTION DESCRIBED IN THE PRECEDING RISK FACTOR.

      Our outstanding shares of Series O Preferred Stock, as well as certain of our other outstanding series of convertible preferred stock, are convertible at a floating price that will be below the market price of our common stock at the time of conversion. As a result, the lower the market price of our common stock at and around the time the holder converts the preferred stock, the more shares of common stock the holder of such convertible securities will receive. Any increase in the number of shares of common stock issued upon conversion as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding risk factor.

      THE HOLDERS OF THE PREFERRED STOCK AND OTHERS MAY HAVE AN INCENTIVE TO SELL COMMON STOCK IN THE MARKET BEFORE THEY CONVERT THEIR SHARES OF PREFERRED STOCK IN EXPECTATION THAT THE MARKET PRICE OF OUR COMMON STOCK WILL FALL.

      Downward pressure on the market price of our common stock that may result from sales of common stock issued on conversion of the Series O Preferred Stock, as well as certain of our other outstanding series of convertible preferred stock, could encourage short sales of common stock by the holders of the preferred stock or others. Short selling occurs when a person sells shares of stock which the person does not yet own and

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

promises to buy stock in the future to cover the sale. The objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. The holders of our preferred stock may have the incentive to sell short and cover their shares with the shares of common stock they receive on conversion because if the conversion of the shares of preferred stock puts downward pressure on the market price of our common stock, then the market price could be lower when they convert the preferred stock. If the price of our common stock falls between the date of the sale by the holders of preferred stock and the date of conversion, the holders of preferred stock will make a profit in addition to the discount they received upon the purchase of the common stock. In addition, other third parties may take short positions on our common stock with the expectation that the market price of our common stock will fall due to the issuance of shares of common stock upon conversion of our preferred stock. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could further depress the market price of our common stock which would in turn require us to issue more shares of common stock upon conversion of the preferred stock.

       WE MAY NOT HAVE A SUFFICIENT NUMBER OF SHARES OF AUTHORIZED COMMON STOCK TO CONVERT ALL OF OUR OUTSTANDING CONVERTIBLE SECURITIES.

      Our certificate of incorporation authorizes a maximum of 225,000,000 shares of common stock. If all of the holders of our outstanding convertible securities exercised their rights to acquire common stock, due to the terms of our preferred stock, we cannot assure you that the number of authorized shares will be sufficient. If we are unable to meet our obligations to issue additional shares of common stock, we would face material adverse consequences.

       THE VALUE OF THE COMMON STOCK FLUCTUATES WIDELY AND YOU COULD LOSE MONEY ON YOUR INVESTMENT IN OUR STOCK

       The price of our common stock has fluctuated widely in the past, and it is likely that it will continue to do so in the future. The market price of our common stock could fluctuate substantially based on a variety of factors, including:

          o    quarterly fluctuations in our operating results;

          o    announcements of new products by us or our competitors;

          o    key personnel losses;

          o    sales of common stock; and

          o developments or announcements with respect to industry standards, patents or proprietary rights.

       The market price of our common stock has fluctuated between $70.00 and $.05 from January 1, 1993 to August 22, 2001. Over the past twelve months, the common stock has fluctuated between approximately $.61 and approximately $.16, and was approximately $.39 on August 22, 2001. These broad market fluctuations could adversely affect the market price of our common stock, in that at the current price, any fluctuation in the dollar price per share could constitute a significant percentage decrease in the value of your investment. Also, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit and we would have to divert management time and attention away from operations. A lawsuit based on the volatility of the stock price in whole or in part could seriously harm our business and your investment.

       WE MAY FACE PRODUCT LIABILITY FOR WHICH WE ARE NOT ADEQUATELY INSURED

       The testing, marketing and sale of drug products for human use is inherently risky. Liability might result from claims made directly by consumers or by pharmaceutical companies or others selling our products. We presently carry product liability insurance in amounts that we believe to be adequate, but we can give no assurance that such insurance will remain available at a reasonable cost or that any insurance policy would offer coverage sufficient to meet any liability arising as a result of a claim. We can give no assurance that we will be able to obtain or maintain adequate insurance on reasonable terms or that, if obtained, such insurance will be sufficient to protect us against such potential liability or at a reasonable cost. The obligation to pay any product liability claim or a recall of a product could have a material adverse affect on our business, financial condition and future prospects.

       INTENSE REGULATION BY GOVERNMENT AGENCIES MAY DELAY OUR EFFORTS TO COMMERCIALIZE OUR PROPOSED DRUG PRODUCTS

       Before we can market any generic drug, we must first obtain FDA approval of the proposed drug and of the active drug raw materials that we use. In many instances, our approvals cover only one source of raw materials. If raw materials from a specified supplier were to become unavailable, we would be required to file a supplement to our Abbreviated New Drug Application to use a different manufacturer and revalidate the manufacturing process using a new supplier's materials. This could cause a delay of several months in the manufacture of the drug involved and the consequent loss of potential revenue and market share. For example, for a period of time we were unable to acquire the active drug for our clorazapate dipotassium product, and so we had to discontinue production of the product. The active drug ingredient has since become available again and we have resumed manufacturing the product.

                           FORWARD-LOOKING STATEMENTS

       Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue" and similar words. You should read statements that contain these words carefully because they: (1) discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.

                                 USE OF PROCEEDS

         All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of the shares of convertible preferred stock that were converted, or are convertible, into the shares of common stock offered in this prospectus. This money was used for working capital and general corporate purposes. We will not receive any additional proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders."

                                 DIVIDEND POLICY

       We have never declared or paid cash dividends on our common stock. We currently intend to retain earnings, if any, to fund our business, and therefore we do not anticipate paying cash dividends in the foreseeable future. If we ever earn income on which we would be entitled to declare or pay dividends, we expect that our Board of Directors would decide whether to pay dividends after taking into account various factors including our financial condition, results of operations, current and anticipated cash needs, and plans for expansion.

                              SELLING STOCKHOLDERS

       Up to 26,000,000 shares are being offered by this prospectus, all of which are being registered for sale for the accounts of selling stockholders. As noted in the following table, the selling stockholders have obtained or will obtain the common stock offered under this prospectus either by converting certain convertible securities of Able that they now hold or in return for providing investor relations services to us. The selling stockholders either hold shares of Series O Preferred Stock which we issued to them in private investment transactions in February 2001 and June 2001, as well as other convertible securities that do not relate to this prospectus or, in the case of one selling stockholder, shares of common stock we issued to it in a private transaction in June 2001. The table below is based on a bona fide estimate of the number of shares of common stock needed for conversion of the convertible securities.

       The table below includes, in the total number of shares offered, 21,858,354 shares of common stock that have been issued or that are issuable upon conversion of shares of Series O Preferred Stock, and 2,141,646 shares of common stock issued to the Series O Preferred Stockholders, under the terms of the February 2001 and June 2001 investment agreements as liquidated damages for delays incurred in registering the resale of the common stock issuable upon conversion of the Series O Preferred Stock. To calculate the number of shares of common stock issuable upon conversion of shares of Series O Preferred Stock we have assumed a market price per share of common stock of $.38. However, the market price per share of common stock may be different at the time shares of Series O Preferred Stock are converted. Pursuant to the terms of the Series O Preferred Stock, the selling stockholders may convert shares of Series O Preferred Stock to acquire shares of common stock at a conversion price equal to the lesser of (i) $.35 and (ii) 75% of the average market price of the common stock for three of the ten days preceding the conversion. The conversion rate is decreased to 70% of the market price of the common stock if the holders convert the shares of Series O Preferred Stock after holding the shares for at least 150 days.

       The table below also includes 2,000,000 shares of common stock that were issued to a selling stockholder in a private transaction in June 2001.

       We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.

      Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of July 23, 2001, and as adjusted to reflect the sale by the selling stockholders of the shares of common stock offered by this prospectus.

      No selling stockholder has held any office or maintained any material relationship, except as an investor, with Able, or any of our predecessors or affiliates, over the past three years. Infusion Capital Investment Corporation, a selling stockholder, is party to a consulting agreement with us. Also, we have engaged in multiple unrelated transactions with each of Endeavour Capital Investment Fund and Kenilworth, LLC, two of the selling stockholders.

                                                               SHARES                                          SHARES
                                                         BENEFICIALLY OWNED                              BENEFICIALLY OWNED
                                                        PRIOR TO OFFERING(1)           NUMBER           AFTER OFFERING(1)(2)
                                                     -------------------------        OF SHARES        -----------------------
                   NAME                              NUMBER          PERCENT(3)        OFFERED         NUMBER       PERCENT(3)
-------------------------------------------------    ------          ----------        -------         ------       ----------
Kenilworth, LLC (7)
Corporate Centre, Windward 1
West Bay Road
P.O. Box 31106                                     19,222,733         13.3% (4)       18,276,800       945,933            *
SMB Grand Cayman, Cayman Islands ................    (4)(5)
--------------------------------------------------------------------------------------------------------------------------------
The Endeavour Capital Investment Fund, S.A. (8)
Cumberland House
27 Cumberland Street                                 9,080,665         6.9% (4)       5,723,200       3,357,465          2.7%
Nassau, The                                          (4)(5)(6)
Bahamas..........................................
--------------------------------------------------------------------------------------------------------------------------------
Infusion Capital Investment Corporation (9)
932 Burke Street                                     4,000,000           3.2%         2,000,000       2,000,000          1.6%
Winston Salem, NC 27107..........................                                        (10)
--------------------------------------------------------------------------------------------------------------------------------

--------------------
  *   less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information as to each person has been furnished by such person.
(2) Assumes that all shares of common stock offered in this prospectus will be sold.
(3) Based on approximately 125,582,803 shares of common stock issued and outstanding as of July 23, 2001, plus, for each person, such number of shares of common stock subject to options and convertible securities held by such person that are currently exercisable, or become exercisable within 60 days of the date of this table.
(4) The terms of the Series O Preferred stock limit the holder from converting shares of Series O Preferred Stock if such conversion would result in beneficial ownership of more than 4.999% of the outstanding common stock.
(5) Includes shares of common stock issued or issuable upon the conversion of shares of Series O Preferred Stock, as well as common stock issued to the Series O Preferred Stockholders, under the terms of the February 2001 and June 2001 investment agreements as liquidated damages for delays incurred in registering the resale of the common stock issuable upon conversion of the Series O Preferred Stock.
(6) Includes shares of common stock issued or issuable upon the conversion of shares of Series N Preferred Stock.
(7) Mr. David Sims is the individual who has voting and investment decision authority over this investment.
(8) Mr. Shmuli Margulies, director of The Endeavour Capital Fund S.A., is the individual who has voting and investment decision authority over this investment.
(9) Mr. Dan Starczewski is the individual who has voting and investment decision authority over this investment.
(10) The shares offered represent shares of common stock issued in a private transaction in June 2001.

      In addition to the shares of Series O Preferred Stock and shares of common stock referenced on the table above, we have sold stock to each of Endeavour Capital and Kenilworth LLC, in previous unrelated private sales, as follows:

ENDEAVOUR:
-----------   ---------------   --------------------------   -------------------   ----------------------
Date of       Amount of         Number of Shares             Common Shares         Total Common Shares
First Sale    Investment ($)    Issued                       Issued/Issuable       Sold By Investor
                                                             Upon Conversion(1)    as of August 22, 2001
-----------   ---------------   --------------------------   -------------------   ----------------------
5/16/97       $600,000          6,000 shares of Series A     1,312,983             1,312,983
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
8/21/97       $750,000          7,500 shares of Series C     7,714,574             7,714,574
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
12/31/97      $328,500          8% Convertible Debenture     952,644               952,644
-----------   ---------------   --------------------------   -------------------   ----------------------
3/19/98       $500,000          5,000 shares of Series D     1,955,999             1,955,999
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
5/13/99       $1,000,000        10,000 shares of Series I    4,059,313             4,059,313
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
11/3/99       $850,000          8,500 shares of Series K     6,758,853             6,758,853
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
11/9/00       $1,300,000        13,000 shares of Series N    6,390,953             5,967,216
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
Totals:       $5,328,500                                     29,145,319            28,721,582
-----------   ---------------   --------------------------   -------------------   ----------------------

KENILWORTH:
-----------   ---------------   --------------------------   -------------------   ----------------------
Date of       Amount of         Number of Shares             Common Shares         Total Common Shares
First Sale    Investment ($)    Issued                       Issued/Issuable       Sold By Investor
                                                             Upon Conversion(1)    as of August 22, 2001
-----------   ---------------   --------------------------   -------------------   ----------------------
7/28/99       $1,000,000        10,000 shares of Series J    2,918,112             2,918,112
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
10/10/99      $1,000,000        10,000 shares of Series K    5,931,203             5,931,203
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
7/18/00       $2,560,000        25,600 shares of Series M    15,322,143            15,322,143
                                Preferred Stock
-----------   ---------------   --------------------------   -------------------   ----------------------
Totals:       $4,560,000                                     24,171,458            24,171,458
-----------   ---------------   --------------------------   -------------------   ----------------------

(1) For convertible securities outstanding as of the date of this table, the number of shares of common issuable upon conversion is estimated based upon a market price for the Common Stock of $.38 per share, the closing bid price on August 22, 2001.

                              PLAN OF DISTRIBUTION

      The shares offered by this prospectus may be sold from time to time by selling stockholders, who consist of the persons named under "Selling Stockholders" above and those persons' pledges, donees, transferees or other successors in interest. The selling stockholders may sell any or all of their shares of common stock on the OTC Bulletin Board, on the Boston Stock Exchange or otherwise, at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    short sales;

          o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

          o    the name of each of the participating broker-dealers;

          o    the number of shares involved;

          o    the price at which the shares were sold;

          o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

          o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          o    any other facts material to the transaction.

      We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      Foley, Hoag & Eliot LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

      The financial statements for each of the fiscal years ended December 31, 2000 and 1999, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Wolf & Company, P.C., independent public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of Wolf & Company, P.C., as experts in accounting and auditing.

                          DISCLOSURE OF SEC POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Restated Certificate of Incorporation and By-laws provide that we will indemnify our directors and officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Able, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File. No. 1-11352):

          o    Our Annual Report on Form 10-KSB for the year ended December 31,
               2000;

          o Amendment No. 1 to our Annual Report on Form 10-KSBA for the year ended December 31, 2000;

          o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

          o    Our Quarterly Report on Form 10-Q for the quarter ended June 30,
               2001;

          o Our Current Reports on Form 8-K dated March 9, 2001, May 24, 2001 and August 31, 2001;

          o The "Description of Securities" contained in our Registration Statement on Form 8-A filed August 19, 1992 together with all amendments and reports filed for the purpose of updating that description;

          o All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

          o Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

      You may request copies of these filings, at no cost, by writing or telephoning us as follows:

                           Investor Relations
                           Able Laboratories, Inc.
                           200 Highland Avenue
                           Needham, Massachusetts 02494
                           Telephone:  (781) 449-4926

      This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.